AGREEMENT FOR SHARE EXCHANGE

THIS AGREEMENT FOR SHARE EXCHANGE (this “Agreement”) is dated as of October 21, 2005, by and among MID-AM SYSTEMS, INC., a Delaware corporation (“MID-AM”), DIGITALONE Limited, a Hong Kong corporation (“DIGITALONE”), and the Shareholders of DIGITALONE listed in Exhibit A who execute this Agreement (collectively the “SHAREHOLDERS”).

RECITALS:

           MID-AM and DIGITALONE desire to complete a share exchange transaction pursuant to which MID-AM shall acquire all of the issued and outstanding common stock of DIGITALONE solely in exchange for the issuance of shares of voting stock of MID-AM; and

            THE Board of Directors of MID-AM and the Board of Directors of DIGITALONE have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement and approval of the shareholders of MID-AM; and

            THE SHAREHOLDERS are the owners of all of the issued and outstanding common stock of DIGITALONE; and

            THE PARTIES desire to make certain representations, warranties and agreements in connection with completion of the proposed share exchange transaction.

            NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

THE EXCHANGE

            1.1      The Exchange. At the Closing (as hereinafter defined), MID-AM shall acquire all of the issued and outstanding common stock of DIGITALONE from the SHAREHOLDERS.  Consideration to be issued by MID-AM shall be a total of 18,000,000 shares of its common stock (the “Exchange Shares”) in exchange for shares of DIGITALONE, representing 100% of the issued and outstanding common stock of DIGITALONE. (The Exchange Ratio shall be approximately 1,800:1(i.e., 1800 shares of MID-AM common stock for each 1 share of DIGITALONE common stock exchanged). The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law.  Immediately following completion of the share exchange transaction through issuance of the Exchange Shares and completion of the additional share transactions described in Section 4.5 hereof, MID-AM shall have a total of approximately 20,217,510 shares of its common stock issued and outstanding.  For Federal income tax purposes, it is intended that the Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

            1.2      Closing and Effective Time.  Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) such other date as the parties hereto may agree (the "Closing Date"), at such time and place as the parties hereto may agree. Such date shall be the date of Exchange (the "Effective Time").

ARTICLE II

REPRESENTATIONS AND WARRANTIES

            2.1       Representations and Warranties of MID-AM.  MID-AM represents and warrants to  DIGITALONE as follows:

(a)       Organization, Standing and Power. MID-AM is a corporation duly organized, validly existing and in good standing under the laws of the State of  Delaware, has been registered with the Securities and Exchange Commission and is in the process of applying for its shares to be quoted on the OTC Bulletin Board of United States of America, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary

(b)       Capital Structure.  As of the date of execution of this Agreement, the authorized capital stock of MID-AM consists of 50,000,000 shares of Common Stock with a par value of USD $0.001 per share, of which 2,217,510 shares are currently issued and outstanding.  The Exchange Shares to be issued pursuant to this Agreement shall be, when issued pursuant to the terms of the resolution of the Board of Directors of MID-AM approving such issuance, validly issued, fully paid and nonassessable and not subject to preemptive rights. MID-AM has no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from MID-AM at any time, or upon the happening of any stated event, any shares of the capital stock of MID-AM whether or not presently issued or outstanding.

(c)       Certificate of Incorporation, Bylaws, and Minute Books.  The copies of the Articles of Incorporation and of the Bylaws of MID-AM which have been delivered to DIGITALONE are true, correct and complete copies thereof. The minute book of MID-AM, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of MID-AM since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

(d)       Authority. MID-AM has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of MID-AM. No other corporate or shareholder proceedings on the part of MID-AM are necessary to authorize the Exchange, or the other transactions contemplated hereby.

(e)       Conflict with Other Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of

MID-AM or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MID-AM which violation would have a material adverse effect on MID-AM taken as a whole. Except as otherwise set forth in Chinese laws, to the knowledge of MID-AM there is no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to MID-AM in connection with the execution and delivery of this Agreement by MID-AM or the consummation by MID-AM of the transactions contemplated hereby.

(f)        Books and Records.  MID-AM has made and will make available for inspection by DIGITALONE upon reasonable request all the books of MID-AM relating to the business of MID-AM. Such books of MID-AM have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to DIGITALONE by MID-AM are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)       Compliance with Laws.  MID-AM is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h)       SEC Filings.    MID-AM filed a registration statement on Form 10-SB under the Securities Exchange Act of 1934 on September 12, 2002.   In accordance with Section 12(g) under the 1934 Act such registration statement became effective on or about November 11, 2002.  Thereafter, MID-AM has filed all periodic reports required to be filed with the Securities and Exchange Commission and as of the date hereof, is current in its filing obligations.

(i)        Financial Statements and Tax Returns. Copies of MID-AM’s audited financial statements for the fiscal year ended December 31, 2004, its unaudited financial statements for the periods ending March 31, June 30 and September 30, 2005, and of its tax return for the fiscal year 2004 have been delivered to DIGITALONE.

(j)        Litigation. To the knowledge of MID-AM, there is no suit, action or proceeding pending, or, threatened against or affecting MID-AM which is reasonably likely to have a material adverse effect on MID-AM, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against MID-AM having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(k)       Tax Returns. MID-AM has duly filed any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. To the knowledge of MID-AM, there are not now any pending questions relating to, or claims asserted for, taxes or assessments asserted upon MID-AM.

2.2      Representations and Warranties of DIGITALONE.  DIGITALONE represents and warrants to MID-AM as follows:

(a)       Organization, Standing and Power. DIGITALONE is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)       Capital Structure. The authorized capital stock of DIGITALONE consists of 10,000 shares of Common Stock with par value of HK$1.00 (approximately US$0.1299) per share. As of the date of execution of this Agreement, it has a total of 1,000 shares of common stock issued and outstanding. All outstanding shares of DIGITALONE stock are validly issued, fully paid and nonassessable and not subject to preemptive rights or other restrictions on transfer.  All of the issued and outstanding shares of DIGITALONE were issued in compliance with all applicable securities laws.  Except as otherwise specified herein, there are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from DIGITALONE at any time, or upon the happening of any stated event, any shares of the capital stock of DIGITALONE.

(c)       Certificate of Incorporation, Bylaws and Minute Books. The copies of the Articles of Incorporation and of the other corporate documents of DIGITALONE which have been delivered to MID-AM are true, correct and complete copies thereof. The minute books of DIGITALONE which have been made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of DIGITALONE since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

(d)       Authority. DIGITALONE has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by the holders of 100% of its issued and outstanding shares which are entitled to vote to approve the proposed transaction, has the requisite power and authority to consummate the transactions contemplated hereby.  Except as specified herein, no other corporate or shareholder proceedings on the part of DIGITALONE are necessary to authorize the Exchange and the other transactions contemplated hereby.

(e)       Conflict with Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of DIGITALONE or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to DIGITALONE or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to DIGITALONE in connection with the execution and delivery of this Agreement by DIGITALONE, or the consummation by DIGITALONE of the transactions contemplated hereby.

(f)        Financial Statements. Copies of DIGITALONE’s audited financial statements for the fiscal years ended December 31, 2004 and 2005 have been delivered to MID-AM.

(g)       Books and Records. DIGITALONE has made and will make available for inspection by MID-AM upon reasonable request all the books of account, relating to the business of DIGITALONE. Such books of account of DIGITALONE have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to MID-AM by DIGITALONE are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(h)       Compliance with Laws.  DIGITALONE is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(i)        Liabilities and Obligations. DIGITALONE has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the DIGITALONE’s financial statements that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.

(j)        Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of DIGITALONE threatened against or affecting DIGITALONE, which is reasonably likely to have a material adverse effect on DIGITALONE, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against DIGITALONE having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(k)       Taxes.  DIGITALONE has filed or will file within the time prescribed by law (including extensions of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all jurisdictions where such filing is required by law; and DIGITALONE has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. DIGITALONE knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

(l)        Licenses, Permits; Intellectual Property.  DIGITALONE owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted.  Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

            2.3      Representations and Warranties of the SHAREHOLDERS.   By execution of this Agreement, each of the SHAREHOLDERS represents and warrants to MID-AM as follows:

(a)        Shares Free and Clear.  The shares of DIGITALONE which he or she owns are free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b)       Unqualified Right to Transfer Shares.   He or she has the unqualified right to sell, assign, and deliver the portion of the shares of DIGITALONE specified on Exhibit A and, upon consummation of the transactions contemplated by this Agreement, MID-AM will acquire good and valid title to such shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c)       Agreement and Transaction Duly Authorized.  He or she is authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which such SHAREHOLDERS are parties or by which such SHAREHOLDERS are bound.

(d)

Investment Representations.

(i)

He or she acknowledges being informed that the common stock in MID-AM being exchanged is not registered under the Securities Act of 1933 or any state securities law and will bear a restrictive legend in substantially the following format:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT").  PRIOR TO THE EXPIRATION OF THE ONE YEAR RESTRICTED PERIOD (AS DEFINED BY RULE 902(m) ADOPTED UNDER REGULATION S OF THE ACT), THESE SECURITIES CANNOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS (AS DEFINED BY RULE 902(o) ADOPTED UNDER REGULATION S OF THE ACT), UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE. PRIOR TO THE EXPIRATION OF THE ONE YEAR RESTRICTED PERIOD, THE PURCHASER OF THE SECURITIES (WHO IS NOT A DISTRIBUTOR, DEALER OR SUBUNDERWRITER) MAY RESELL THE SHARES ONLY IN A TRANSACTION EFFECTIVE OUTSIDE OF THE UNITED STATES IN ACCORDANCE WITH REGULATION S AND PROVIDED THE PURCHASER DOES NOT SOLICIT PURCHASERS IN THE UNITED STATES OR OTHERWISE ENGAGE IN SELLING EFFORTS IN THE UNITED STATES. AFTER THE ONE YEAR RESTRICTED PERIOD EXPIRES, THE SECURITIES CAN BE SOLD IN THE UNITED STATES ONLY IF REGISTERED OR IF, IN THE OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, AN EXEMPTION FROM REGISTRATION IS AVAILABLE. FURTHERMORE, IT IS UNLAWFUL FOR THE HOLDER OF THE SECURITIES REPRESENTED HEREBY TO ENGAGE IN HEDGING TRANSACTIONS EXCEPT IN COMPLIANCE WITH THE ACT.

(ii)

He or she has examined this Agreement and has been given access to all underlying documents related to this transaction, and is satisfied that it has received such information as he or she deems necessary or appropriate as a prudent and knowledgeable investor to verify the accuracy of such information and to evaluate the merits and risks of buying common stock in  MID-AM. He or she has carefully evaluated its financial resources, investment condition and the risks attendant upon this investment, and acknowledges that he or she is able to bear the economic risks of this investment;

(iii)

He or she realizes that neither the Securities and Exchange Commission nor the securities regulatory body of any country or state has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement;

(iv)

He or she is executing this Agreement and all other documents in connection with the offer and/or purchase of common stock of   MID-AM as an inducement to MID-AM to exchange and transfer the common stock and MID-AM may rely on such documents and information contained herein to determine the qualifications of he or she to exchange common stock in MID-AM;

(v)

At the time of this Agreement, he or she reviewed the economic consequences of this Agreement, was afforded access to the books and records of MID-AM (including but not limited to corporate minute book and filings with the U.S. Securities and Exchange Commission), conducted an independent investigation of the business of the Company, and was fully familiar with the financial affairs of MID-AM. He or she has received and reviewed  MID-AM’s audited financial statements as of and for the years ended December 31, 2004 and December 31, 2003 and unaudited statements as of and for the six months ended June 30, 2005 (as contained in the MID-AM’s SEC Reports) as well as any other documents or other information desired, and he or she has had the opportunity to discuss the exchange of the Shares with DIGITALONE and MID-AM , and he or she has obtained or been given access to all information concerning MID-AM, including information concerning the Closing, requested;

(vi)

He or she confirms having such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in MID-AM and of making an informed investment decision; and

(vii)

He or she (a) acknowledges that the exchange of the securities of MID-AM to which this declaration relates is being made in reliance upon applicable exemptions from registration under the Securities Act of 1933, and that such securities will constitute “restricted securities” as that term is defined in Rule 144 adopted under the Securities Act of 1933.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS

            3.1      Covenants of DIGITALONE and MID-AM. During the period from the date of this Agreement and continuing until the Effective Time, DIGITALONE and MID-AM each agree as to themselves (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

(a)       Ordinary Course.  Each party shall carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

(b)       Dividends; Changes in Stock.  No party shall (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, or (ii) repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock.

(c)       Issuance of Securities.   No party shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities.

(d)       Governing Documents.  No party shall amend or propose to amend its Articles of Incorporation or Bylaws.

(e)       No Dispositions. Except for the transfer of assets in the ordinary course of business consistent with prior practice, no party shall sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party.

(f)        Indebtedness.  No party shall incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice.

3.2     Other Actions. No party shall take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Exchange set forth in Article V not being satisfied.

ARTICLE IV

ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

            4.1      Restricted MID-AM Shares. The Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute “offshore transactions” as defined in Regulation S under the Securities Act of 1933.  Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption therefrom.  The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing an Investment Letter acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions.

            4.2      Access to Information. Upon reasonable notice, MID-AM and DIGITALONE shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, access to all their respective properties, books, contracts, commitments and records and, during such period, each of MID-AM and DIGITALONE shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request.  Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

            4.3      Legal Conditions to Exchange. Each of MID-AM and DIGITALONE shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange.  Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by MID-AM or DIGITALONE or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

            4.4      MID-AM Board of Directors and Officers. The current directors of MID-AM shall resign as of the Closing Date after appointing successors designated by DIGITALONE.

ARTICLE V

CONDITIONS PRECEDENT

            5.1      Conditions to Each Party's Obligation To Effect the Exchange.  The respective obligations of each party to affect the Exchange shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

            5.2      Conditions to Obligations of MID-AM.  The obligation of MID-AM to affect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by MID-AM:

(a)       Representations and Warranties.  The representations and warranties of DIGITALONE and of the SHAREHOLDERS set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and MID-AM shall have received a certificate signed on behalf of

DIGITALONE by the President of DIGITALONE and a certificate signed by each of the SHAREHOLDERS to such effect.

(b)       Performance of Obligations of DIGITALONE. DIGITALONE shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and MID-AM shall have received a certificate signed on behalf of DIGITALONE by the President to such effect.

(c)       Closing Documents. MID-AM shall have received such certificates and other closing documents as counsel for MID-AM shall reasonably request.

(d)       No Dissenting Shares.  SHAREHOLDERS holding 100% of the issued and outstanding common stock of number of shares of common stock of DIGITALONE shall have executed this Agreement and consented to completion of the share exchange transaction described herein.

(e)

Consents. DIGITALONE shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of MID-AM, individually or in the aggregate, have a material adverse effect on DIGITALONE and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby. DIGITALONE shall also have received the approval of its shareholders in accordance with applicable law.

(f)        Due Diligence Review. MID-AM shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of DIGITALONE and shall not have determined that any of the representations or warranties of DIGITALONE contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that DIGITALONE is otherwise in violation of any of the provisions of this Agreement.

(g)       Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of MID-AM, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against DIGITALONE, the consequences of which, in the judgment of MID-AM, could be materially adverse to DIGITALONE.

(i)

Tax Free Reorganization. As of the closing date of the Exchange: (A) the Exchange will constitute a reorganization within the meaning of Section 368(a)(l)(B) of the Internal Revenue Code of 1986, as amended; (B) no gain or loss will be recognized by, and no amount will be includable in the income of any Party as a consequence of the Exchange: (C) no gain or loss will be recognized by any Party in the Exchange.

5.3      Conditions to Obligations of DIGITALONE . The obligation of DIGITALONE to affect the Exchange is subject to the satisfaction of the following conditions unless waived by DIGITALONE:

(a)       Representations and Warranties.  The representations and warranties of MID-AM set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, DIGITALONE shall have received a certificate signed on behalf of MID-AM by the President to such effect.

(b)       Performance of Obligations of MID-AM. MID-AM shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and DIGITALONE shall have received a certificate signed on behalf of MID-AM by the President to such effect.

(c)       Closing Documents. DIGITALONE shall have received such certificates and other closing documents as counsel for DIGITALONE shall reasonably request.

(d)       Consents. MID-AM shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

(e)       Due Diligence Review. DIGITALONE shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of MID-AM and shall not have determined that any of the representations or warranties of MID-AM contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that MID-AM is otherwise in violation of any of the provisions of this Agreement.

(f)        Pending Litigation.  There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of DIGITALONE, made in good faith, would make the consummation of the Exchange imprudent.  In addition, there shall not be any other litigation or other proceeding pending or threatened against MID-AM the consequences of which, in the judgment of DIGITALONE, could be materially adverse to MID-AM.

ARTICLE VI

TERMINATION AND AMENDMENT

            6.1      Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)       by mutual consent of MID-AM and DIGITALONE;

(b)

by either MID-AM or DIGITALONE if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable; or

(c)

by either MID-AM or DIGITALONE if the Exchange shall not have been consummated before December 31, 2005.

 6.2      Effect of Termination. In the event of termination of this Agreement by either DIGITALONE or MID-AM as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto.  In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

 6.3      Amendment.  This Agreement may be amended by mutual agreement of MID-AM, DIGITALONE and the SHAREHOLDERS, provided that in the case of MID-AM and DIGITALONE, any such amendment must authorized by their respective Boards of Directors, and to the extent required by law, approved by their respective shareholders.  Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

            6.4      Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

6.5

Reporting Requirements.  DIGITALONE and the SHAREHOLDERS agree to file on or before Closing, or as soon thereafter as reasonably possible, any and all documents required by U.S. Securities laws, including but not limited to Schedules 13D, 13G, 13F  and Form 3.  Subsequent to Closing, MID-AM agrees to file such information as required under Section 14(f) and Rule 14f-1, as promulgated under the Securities Exchange Act of 1934. Subsequent to Closing, MID-AM will comply with applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933, (the “Securities Act”), and will be current in its filings under the Exchange Act.

6.6

Conditions to each Party’s Obligations. The obligation of each Party to consummate the Exchange contemplated by this Agreement is subject to the satisfaction, at or before the consummation of such Exchange, of each of the following conditions;

(a)

the stockholders of  DIGITALONE shall have duly approved the Exchange in accordance with applicable law;

(b)

the stockholders of MID-AM  shall have duly approved the Exchange to the extent, if any, required by applicable law;

 (c)

 no action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the merger by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, which would (i) make the Exchange illegal, or (ii) if the Exchange is consummated, subject any officer, director or employee of MID-AM, DIGITALONE, or the SHAREHOLDERS to criminal penalties or to civil liability not adequately covered by insurance or enforceable indemnification arrangements maintained by the MID-AM, DIGITALONE or the SHAREHOLDERS;

(d)

No action or proceeding before any court or governmental authority domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending which would reasonably be expected to result in any of the consequences referred to in clauses (i) and (ii) of paragraph (c) above; and

(e)

All necessary filings have been made under the Securities Exchange Act of 1934 and shall not be subject to a stop order or any threatened stop order.

ARTICLE VII

GENERAL PROVISIONS

            7.1      Survival of Representations, Warranties and Agreements.  All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for a period of three years from the date of this Agreement.

            7.2       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)

If to MID-AM:

c/o Mid-Continental Securities Corp

P.O. Box 110310

Naples, Florida 34108-0106

 (b)

If to DIGITALONE:

Room 3505-06, 35/F, Edinburgh Tower, the Landmark

15 Queen’s Road Central, Hong Kong

 (c)

If to the SHAREHOLDERS, at their respective addresses specified on Exhibit A.

 7.3

Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".  The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

            7.4      Facsimile Signatures and Counterparts.  For purposes of execution of this Agreement, facsimile signatures shall be deemed to be originals. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            7.5      Entire Agreement; No Third Party Beneficiaries; Rights of Ownership.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6      Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any Delaware state court or any federal court in the State of Delaware in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. Any controversy arising out of, connected to, or relating to any matters herein of the transactions between SHAREHOLDERS, MID-AM ,or DIGITALONE (including for purposes of arbitration, affiliates, professional advisors, accountants, attorneys, or agents of the SHAREHOLDERS, MID-AM , and/or DIGITALONE , on behalf of the undersigned, or this Agreement, or the breach thereof, including, but not limited to any claims of violations of Hong Kong , or United States law or statute shall be settled by arbitration.  In the event of such a dispute, each party to the conflict shall select an arbitrator, both of whom shall select a third arbitrator, which shall constitute the three-person arbitration board.  The decision of a majority of the board of arbitrators, who shall render their decision within thirty (30) days of appointment of the final arbitrator, shall be binding upon the parties. Venue for any arbitration shall be Delaware.

            7.7      No Remedy in Certain Circumstances.  Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

            7.8      Publicity. Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

            7.9      Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

7.10

Tax Treatment.  It is the intent of the parties that for any party subject to U.S. tax law, the share exchange transaction will be treated as a tax free reorganization under Section 368(a) of the U.S Internal Revenue Code.  Accordingly, by execution of this Agreement, each party agrees that to the extent U.S. tax laws are applicable to it, it will refrain from taking any position in connection with its tax return, or taking any other action, that would be inconsistent with qualification of the Exchange as a reorganization under Section 368(a) of the Code.

7.11

Appointment of Officers and Directors.  Within twenty days of the Closing Date, MID-AM will cause all of its officers and directors to resign from office and to cause to be elected to the Board of Directors of MID-AM those persons designated by DIGITALONE.

7.12

Expenses.  Prior to the Closing Date, each respective Party will pay all expenses and fees of their respective legal counsel, accountants, and other agents and advisers incurred pursuant to this Agreement regardless of whether the transactions contemplated in this Agreement are consummated. On or after the Closing Date, MID-AM, DIGITALONE or the SHAREHOLDERS shall assume all costs associated and connected with this transaction, including reporting requirements under the applicable securities laws, transfer agent fees, accounting and legal costs.

            IN WITNESS WHEREOF, this Agreement for Share Exchange has been signed by the parties set forth below as of the date set forth above.

MID-AM SYSTEMS, INC.
By: Li Sze Tang, President
DIGITALONE LIMITED
:	By: Li Sze Tang, President

SHAREHOLDERS:

First Asia International Holdings Limited By: Li Sze Tang, President

EXHIBIT A

SHAREHOLDERS OF DIGITALONE LIMITED

NAME and ADDRESS	NUMBER OF SHARES	PERCENTAGE

First Asia International Holdings Room 3505-06, 35/F, Edinburgh Tower, the Landmark 13 Queen’s Road Central, Hong Kong	1,000	100%

TOTAL	1,000	100%